Exhibit 99.1

BLINK CHARGING ANNOUNCES SECOND QUARTER 2024 RESULTS

●	Second quarter 2024 total revenues of $33.3 million, an increase over total revenues of $32.8 million in second quarter of 2023; 30% increase in year-to-date 2024 total revenues to $70.8 million
●	Second quarter 2024 product revenues of $23.6 million compared to $24.6 million in second quarter of 2023; 25% increase in year-to-date 2024 product revenues to $51.1 million
●	15% increase in service revenues to $8.0 million in second quarter of 2024 compared to $7.0 million in second quarter 2023; 38% increase in year-to-date 2024 service revenues to $16.2 million
●	Service revenue contributed 24% of total revenue compared with 21% in the same period last year
●	Industry leading gross margin of 32% in the second quarter of 2024(1); 34% gross margin year-to-date
●	Second quarter 2024 operating expenses decreased 41% to $31.4 million compared to second quarter of 2023; 28% decrease in year-to-date 2024 operating expenses to $62.3 million
●	4,106 charging stations contracted, deployed or sold in second quarter of 2024

Bowie, MD (August 7, 2024) – Blink Charging Co. (Nasdaq: BLNK) (“Blink” or the “Company”), a leading manufacturer, owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced financial results for the second quarter ended June 30, 2024.

The following top-line highlights are in thousands of dollars and preliminary.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2024	2023	% Change	2024	2023	% Change
Product Revenues	$23,582	$24,587	(4.1%)	$51,090	$40,976	24.7%
Service Revenues (2)	8,045	6,991	15.1%	16,234	11,756	38.1%
Other Revenues (3)	1,635	1,264	29.4%	3,506	1,778	97.2%
Total Revenues	$33,262	$32,842	1.3%	$70,830	$54,510	29.9%

(1)	Among comparative full-service publicly traded charging providers in the U.S.
(2)	Service Revenues consist of charging service revenues, network fees, and car-sharing service revenues.
(3)	Other Revenues consist of warranty fees, grants and rebates, and other revenues.

“During the quarter, we continued to gain market share and expand our charging footprint with 4,106 charging stations contracted, sold, or deployed, and nearly 33 gigawatt hours disbursed across the Blink charging networks. While our sales performance reflected the general short-term softening of EV demand, we are unquestionably still at the forefront of a massive charging infrastructure build out that will be with us for many decades to come. With the third largest network in the industry, we are strategically positioned to benefit from this long-term trend.

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“The breadth of Blink’s product lineup, combined with our flexible offerings for customers, differentiates us in the market and establishes the Company as a leading provider of EV charging solutions capable of meeting virtually any customer needs. In the second quarter, we continued to diversify our product sales to include more level 2 charging equipment. Moreover, we anticipate that our enhanced focus on services and software solutions and integrating our products into the broader grid will allow us to further expand our addressable market. We also significantly reduced our operating expenses by 41% compared to the second quarter of 2023 as we continue to drive efficiencies, scale our business, and focus on reaching sustained positive adjusted EBITDA profitability.

“With our unique, vertically integrated model, we believe that Blink is well positioned to drive long-term growth and value for our stakeholders. We remain committed to expanding our global charging footprint and are leaning into our mission of advancing energy transition through innovative charging solutions,” said Brendan Jones, President and Chief Executive Officer of Blink Charging.

Company Targets

For the full year 2024, Blink is adjusting its target revenues to between $145 million and $155 million. The Company is also updating its timeline to achieve positive adjusted EBITDA during 2025.

The Company targets gross margin for full year 2024 of approximately 33%.

Second Quarter and First Half Financial Results

Revenues

Total Revenues of $33.3 million for the second quarter of 2024, an increase over revenues of $32.8 million in the second quarter of 2023.

Total Revenues increased 30% to $70.8 million for the first six months of 2024, an increase of $16.3 million compared to the first six months of 2023.

Product Revenues of $23.6 million in the second quarter of 2024, compared to $24.6 million in the second quarter of 2023.

Product Revenues increased 25% to $51.1 million in the first six months of 2024, an increase of $10.1 million from the same period in 2023.

Service Revenues, which consist of charging service revenues, network fees, and car-sharing service revenues, increased 15% to $8.0 million in the second quarter of 2024, an increase of $1.1 million from the second quarter of 2023, primarily driven by greater utilization of chargers, an increased number of chargers on the Blink networks, and revenues associated with car-sharing programs.

Service Revenues increased 38% to $16.2 million in the first six months of 2024, an increase of $4.5 million over the same period in 2023.

Other Revenues, which are comprised of warranty fees, grants and rebates, and additional sources, increased 29% to $1.6 million in the second quarter of 2024, an increase of $0.4 million from the second quarter of 2023. The increase was primarily driven by higher warranty revenue.

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Other Revenues increased 97% to $3.5 million in the first six months of 2024, an increase of $1.7 million over the same period in 2023. The increase was primarily driven by higher warranty revenue.

Gross Profit

Gross Profit was $10.7 million, or 32% of revenues, in the second quarter of 2024, compared to gross profit of $12.3 million, or 37% of revenues, in the second quarter of 2023. Gross margin decreased in the second quarter of 2024 primarily due to shift in sales mix towards third party manufactured products.

Gross Profit was $24.1 million, or 34% of revenues, in the first six months of 2024, compared to gross profit of $16.8 million, or 31% of revenues, in the same period in 2023.

Operating Expenses

Operating Expenses in the second quarter of 2024 decreased 41% to $31.4 million compared to $53.4 million in the second quarter of 2023, primarily driven by a 54% decline in compensation expenses and 24% decline in G&A expenses.

Operating Expenses in the first six months of 2024 decreased 28% to $62.3 million compared to $87.0 million in the same period of 2023.

Net Loss and Loss Per Share

Net Loss for the second quarter of 2024 was $(20.1) million, or $(0.20) per share, compared to a net loss of $(41.5) million, or $(0.67) per share in the second quarter of 2023. For the three months ending on June 30, 2024, the weighted average number of shares outstanding was 101.0 million. For the three months ending on June 30, 2023, the weighted average number of shares outstanding was 61.9 million.

Net Loss for the first six months of 2024 was $(37.2) million, or $(0.37) per share, compared to a net loss of $(71.3) million, or $(1.20) per share in the first six months of 2023.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA for the second quarter of 2024 was a loss of $(14.7) million compared to an adjusted EBITDA loss of $(13.5) million in the second quarter of 2023.

Adjusted EBITDA for the first six months of 2024 was a loss of $(24.9) million compared to an adjusted EBITDA loss of $(31.3) million in the same period in 2023, an improvement of 20%.

Adjusted EBITDA (defined as earnings/loss before interest income/expense, provision for income taxes, depreciation and amortization, stock-based compensation, acquisition related costs, estimated loss related to sale of underperforming assets of subsidiary, change in fair value related to consideration payable, and one-time non-recurring expense) is a non-GAAP financial measure management uses as a proxy for net income/loss. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to non-GAAP financial measures included at the end of this release.

Adjusted EPS for the second quarter of 2024 was a loss of $(0.18) compared to an adjusted EPS loss of $(0.44) in the second quarter of 2023.

Adjusted EPS for the first six months of 2024 was a loss of $(0.31) compared to an adjusted EPS loss of $(0.92) in the same period in 2023.

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Adjusted EPS (defined as earnings/loss per diluted share) is a non-GAAP financial measure management uses to assess earnings per diluted share excluding non-recurring items such as amortization expense of intangible assets, acquisition related costs, estimated loss related to sale of underperforming assets of subsidiary, change in fair value related to consideration payable, and one-time non-recurring expense. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to non-GAAP financial measures included at the end of this release.

Cash and Cash Equivalents

As of June 30, 2024, Cash and Cash Equivalents totaled $73.9 million compared to $121.7 million at December 31, 2023.

Recent Quarter Highlights:

●	Signed agreement in Belgium with Decathlon, the world’s largest sporting goods retailer, for Blink to own and operate L2 and DC chargers at certain retail locations.

●	Launched Blink Care, a new preventative maintenance program designed to reduce charger downtime and enhance charging experience

●	Achieved “In Process” FedRAMP status to provide cloud-based EV charging solutions across U.S. Government

●	Selected as an official electric vehicle charger and network services provider for the state of New York

●	Envoy Technologies, Blink’s subsidiary and a provider of EV car-sharing services and community-based EVs, entered an agreement with Indigo Neighborhood to provide turn-key, on-demand, Rivian EVs

●	Selected by official BYD dealership Grupo Fame, one of the largest dealership groups in Mexico, to provide EV charging services at select locations

●	Selected as an official supplier in NASPO ValuePoint’s new EV charging station portfolio

●	Blink Charging UK teamed up with Evri, the UK’s largest dedicated parcel delivery company, to support fleet electrification initiatives

●	Envoy Technologies entered an agreement with Prima at Paseo South Gulch to provide residents with on-site access to shared EVs

●	Keystone Purchasing Network selected Blink as exclusive provider of EV charging services

Earnings Conference Call

Blink Charging will host a conference call and webcast to discuss second quarter 2024 results today, August 7, 2024, at 4:30 PM, Eastern Time.

To access the live webcast, log onto the Blink Charging website at www.blinkcharging.com, and click on the News/Events section of the Investor Relations page. Investors may also access the webcast via the following link: https://www.webcaster4.com/Webcast/Page/2468/50950

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 985434.

A replay of the teleconference will be available until September 6, 2024, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 50950.

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BLINK CHARGING CO.

Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

(unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenues:
Product sales	$23,582	$24,587	$51,090	$40,976
Charging service revenue - company-owned charging stations	4,936	4,367	9,963	7,252
Network fees	1,907	1,667	3,972	3,295
Warranty	1,340	921	2,293	1,314
Grant and rebate	52	188	635	237
Car-sharing services	1,202	957	2,299	1,209
Other	243	155	578	227

Total Revenues	33,262	32,842	70,830	54,510

Cost of Revenues:
Cost of product sales	14,241	13,159	30,843	24,890
Cost of charging services - company-owned charging stations	495	743	1,200	1,630
Host provider fees	3,282	2,239	6,324	3,886
Network costs	650	495	1,239	932
Warranty and repairs and maintenance	981	1,415	1,586	2,363
Car-sharing services	1,284	1,594	2,146	2,231
Depreciation and amortization	1,616	906	3,360	1,744

Total Cost of Revenues	22,549	20,551	46,698	37,676

Gross Profit	10,713	12,291	24,132	16,834

Operating Expenses:
Compensation	17,654	37,990	32,611	60,699
General and administrative expenses	8,003	10,475	15,810	17,146
Other operating expenses	4,958	4,916	11,396	9,111
Change in fair value of consideration payable	747	-	2,447	-

Total Operating Expenses	31,362	53,381	62,264	86,956

Loss From Operations	(20,649)	(41,090)	(38,132)	(70,122)

Other Income (Expense):
Interest expense	(46)	(786)	(473)	(1,403)

Change in fair value of derivative and other accrued liabilities	(17)	-	(15)	10
Dividend and interest income	817	600	1,580	650

Total Other Income (Expense)	754	(186)	1,092	(743)

Loss Before Income Taxes	$(19,895)	$(41,276)	$(37,040)	$(70,865)

Provision for income taxes	(164)	(206)	(192)	(418)

Net Loss	$(20,059)	$(41,482)	$(37,232)	$(71,283)

Net Loss Per Share:
Basic	$(0.20)	$(0.67)	$(0.37)	$(1.20)
Diluted	$(0.20)	$(0.67)	$(0.37)	$(1.20)

Weighted Average Number of Common Shares Outstanding:
Basic	101,009,593	61,882,330	100,456,032	59,176,129
Diluted	101,009,593	61,882,330	100,456,032	59,176,129

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BLINK CHARGING CO.

Condensed Consolidated Balance Sheets

(in thousands, except for share amounts)

(unaudited)

	June 30,	December 31,
	2024	2023

Assets
Current Assets:
Cash and cash equivalents	$73,885	$121,691
Accounts receivable, net	49,609	45,447
Inventory, net	44,454	47,942
Prepaid expenses and other current assets	5,227	6,654

Total Current Assets	173,175	221,734
Restricted cash	75	79
Property and equipment, net	40,317	35,127
Operating lease right-of-use asset	8,185	9,731
Intangible assets, net	13,001	16,298
Goodwill	144,881	144,881
Other assets	638	669

Total Assets	$380,272	$428,519

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$29,623	$31,193
Accrued expenses and other current liabilities	14,238	14,143
Notes payable	265	6,792
Current portion of operating lease liabilities	3,311	3,448
Current portion of financing lease liabilities	238	512
Current portion of deferred revenue	15,192	13,613

Total Current Liabilities	62,867	69,701
Consideration payable	20,565	49,434
Operating lease liabilities, non-current portion	5,993	7,025
Financing lease liabilities, non-current portion	115	163
Other liabilities	337	337
Deferred revenue, non-current portion	13,515	12,462

Total Liabilities	103,392	139,122

Stockholders’ Equity:
Common stock, $0.001 par value, 500,000,000 shares authorized, 101,067,207 and 92,818,233 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	101	93
Additional paid-in capital	855,907	829,563
Accumulated other comprehensive loss	(4,173)	(2,536)
Accumulated deficit	(574,955)	(537,723)

Total Stockholders’ Equity	276,880	289,397

Total Liabilities and Stockholders’ Equity	$380,272	$428,519

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BLINK CHARGING CO. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For The Six Months Ended
	June 30,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(37,232)	$(71,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,579	6,825
Non-cash lease expense	2,438	833
Change in fair value of contingent consideration	-	41
(Gain) loss on disposal of fixed assets	39	33
Change in fair value of derivative and other accrued liabilities	(15)	10
Change in fair value of consideration payable	2,447	-
Provision for slow moving and obsolete inventory	822	65
Provision for bad debt	903	1,318
Stock-based compensation:
Common stock	1,636	10,500
Options	315	3,857
Warrants	-	5,082
Changes in operating assets and liabilities:
Accounts receivable and other receivables	(6,990)	(20,630)
Inventory	2,239	(11,855)
Prepaid expenses and other current assets	1,349	(1,073)
Other assets	26	898
Accounts payable and accrued expenses	(1,099)	7,379
Other liabilities	-	(258)
Lease liabilities	(2,052)	(2,232)
Deferred revenue	2,861	5,450

Total Adjustments	11,497	6,243

Net Cash Used In Operating Activities	(25,735)	(65,040)

Cash Flows From Investing Activities:
Purchase consideration of Envoy, net of cash acquired	-	(4,660)
Capitalization of engineering costs	(155)	(526)
Purchases of property and equipment	(8,584)	(5,647)

Net Cash Used In Investing Activities	(8,739)	(10,833)

Cash Flows From Financing Activities:
Proceeds from sale of common stock in public offering, net [1]	25,070	113,254
Repayment of note payable	(37,881)	-
Proceeds from exercise of options and warrants	-	835
Repayment of financing liability in connection with finance lease	(375)	(1,443)
Payment of financing liability in connection with internal use software	(286)	(220)

Net Cash (Used In) Provided By Financing Activities	(13,472)	112,426

Effect of Exchange Rate Changes on Cash and Cash Equivalents	136	1,354

Net (Decrease) Increase In Cash and Cash Equivalents and Restricted Cash	(47,810)	37,907

Cash and Cash Equivalents and Restricted Cash - Beginning of Period	121,770	36,633

Cash and Cash Equivalents and Restricted Cash - End of Period	$73,960	$74,540

Cash and cash equivalents and restricted cash consisted of the following:
Cash and cash equivalents	$73,885	$74,464
Restricted cash	75	76
	$73,960	$74,540

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Non-GAAP Financial Measures

The following table reconciles Net Loss attributable to Blink Charging to EBITDA and Adjusted EBITDA for the periods shown:

	For The Three Months Ended		For The Year Ended
	June 30,		June 30,
	2024	2023	2024	2023

Net Loss	$(20,059)	$(41,482)	$(37,232)	$(71,283)
Add:
Interest Expense	46	786	473	1,403
Provision for Income Taxes	164	206	192	418
Depreciation and amortization	3,236	3,659	6,579	6,825
EBITDA	(16,613)	(36,831)	(29,988)	(62,637)
Add:
Stock-based compensation	1,034	11,663	1,951	19,438
Acquisition-related costs	12	51	26	283
Estimated loss related to underperforming assets of subsidiary	112	-	676	-
Change in fair value related to consideration payable	747	-	2,447	-
One-time non-recurring expense	-	11,632	-	11,632
Adjusted EBITDA	$(14,708)	$(13,485)	$(24,888)	$(31,284)

The following table reconciles EPS attributable to Blink Charging to Adjusted EPS for the periods shown:

	For The Three Months Ended		For The Year Ended
	June 30,		June 30,
	2024	2023	2024	2023

Net Income - per diluted share	$(0.20)	$(0.67)	$(0.37)	$(1.20)
Per diluted share adjustments:
Add: Amortization expense of intangible assets	0.01	0.04	0.03	0.08
Acquisition-related costs	0.00	0.00	0.00	0.00
Estimated loss related to underperforming assets of subsidiary	0.00	-	0.01	-
Change in fair value related to consideration payable	0.01	-	0.02	-
One-time non-recurring expense	-	0.19	-	0.20
Adjusted EPS	$(0.18)	$(0.44)	$(0.31)	$(0.92)

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Blink Charging Co. publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, Blink Charging also presents financial information that is considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income (Loss) or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies, including Blink Charging’s competitors. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

EBITDA is defined as earnings (loss) attributable to Blink Charging before interest income (expense), provision for income taxes, depreciation and amortization. Blink Charging believes EBITDA is useful to its management, securities analysts, and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps Blink Charging’s management, securities analysts, and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its merger and acquisition expenses, financing transactions, and the depreciation and amortization impact of capital investments from its operating results.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for non-recurring items such as stock-based compensation, acquisition related costs, estimated loss related to sale of underperforming assets of subsidiary, change in fair value related to consideration payable, and one-time non-recurring expense, is useful to securities analysts and investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations.

Our definition of Adjusted EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Loss, and Diluted Earnings per Share.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging solutions. Blink’s principal line of products and services include Blink’s EV charging networks (“Blink Networks”), EV charging equipment, and EV charging services. Blink Networks use proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including achieving its 2024 revenue and gross margin targets and its projected 2024 adjusted EBITDA run rate and timeline, and the risk factors described in Blink’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446

Blink Media Contact

Nipunika Coe

PR@BlinkCharging.com

305-521-0200 ext. 266

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